UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2005

DOW JONES & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-7564	13-5034940
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

200 LIBERTY STREET, NEW YORK, NEW YORK	10281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 416-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On July 21, 2005, Dow Jones & Company, Inc. issued a press release announcing the Company’s results of operations for the quarter ended June 30, 2005. A copy of this press release is furnished with this report as Exhibit 99.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99, is being furnished under Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99	Earnings press release dated July 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOW JONES & COMPANY, INC.
(Registrant)

Date:	July 21, 2005	By:	/ s / Robert Perrine
Robert Perrine
Chief Accounting Officer and Controller

Exhibit 99

Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Amy Wolfcale
Vice President, Corporate Communications
(212) 416-3213

DOW JONES REPORTS SECOND QUARTER RESULTS

Provides 3rd Quarter Outlook

NEW YORK (July 21, 2005)—Dow Jones & Company (NYSE: DJ) today reported that it earned one cent per diluted share during the second quarter of 2005, compared with 41 cents per diluted share in the second quarter of 2004.  Excluding the special items explained herein, the Company earned 34 cents per diluted share during the second quarter of 2005 compared with 41 cents per diluted share in the second quarter of 2004.

Revenue of $454.2 million in the second quarter of 2005 increased 3.7% over the second quarter of 2004, and operating income of $38.9 million declined 30.9%.  Excluding special items, operating income declined 10.7% compared to the second quarter 2004, mainly due to profit declines in the Company’s Print Publishing segment.

Special Items: In the second quarter of 2005, the Company recorded special items netting to a loss of 33 cents per diluted share, including: a charge of 44 cents related to the transfer of its equity interest in CNBC International and CNBC World to CNBC (separately announced last evening), which will strengthen the Company’s profitability by eliminating about $15 million in annual equity losses; a loss of 8 cents for restructuring charges for workforce reductions primarily related to the repositioning of the Company’s international print and online operations, which are expected to improve profits by about $17 million in 2006; and a loss of 1 cent for accretion of discount on a contract-guarantee obligation; a gain of 11 cents from the sale of the Company’s non-strategic minority interest in F.F. Soucy for $40 million, which contributed less than one million in after-tax equity income in 2004, and a gain of 10 cents on the unwind of the remaining shareholdings between Handelsblatt and The Wall Street Journal Europe.  In the second quarter of 2004, special items netted to zero cents per share as a special gain of two cents per share related to the disposition of an investment was offset by a loss of two cents per share for accretion of discount on a contract-guarantee obligation.

Commenting on second quarter results, Peter R. Kann, chairman and chief executive officer of Dow Jones, said, "Our results continue to be adversely affected by declines in B2B advertising in our Print Publishing segment, a situation we see improving in the third quarter 2005.  Meantime, we remain focused on executing exciting initiatives such as our acquisition and integration of MarketWatch and the September 17th launch of the Weekend Edition of The Wall Street Journal—both of which are tracking ahead of expectations.  In addition, we continued to control costs and announced the repositioning of our international print and online editions and exit from our CNBC international television partnership.  Our productive and profitable television relationship with CNBC in the U.S. will continue."

Dow Jones said it estimates third quarter 2005 earnings per share before special items and dilution from Weekend Edition and MarketWatch to be up slightly over the 15 cents per share earned in the third quarter of 2004.  After an estimated six to seven cents per share dilution from Weekend Edition and MarketWatch, the Company expects third quarter 2005 earnings per share in the low double digit cents per share range.  This assumes Monday thru Friday linage at the U.S. Wall Street Journal will be up slightly with total linage including two Saturday Weekend Edition issues up in the low to mid single digit range in the third quarter 2005 compared to the third quarter 2004.  Based on currently anticipated special items in the third quarter of 2005, the Company expects reported earnings per share to be in the low double digit cents per share range, compared with 15 cents per share in the third quarter of 2004.

Segment Results

Print Publishing revenue of $235.5 million in the second quarter of 2005 declined 7.2%, and operating income of $7.2 million was down 58.2% versus the same period a year ago due to a decline in advertising revenue.  Advertising linage at the U.S. Wall Street Journal decreased 6.3% (down 11.7% in June) while linage at the international editions of the Journal decreased 2.0% (down 10.3% in June).  Barron’s advertising pages decreased 8.3% in the quarter (up 0.5% in June).

Electronic Publishing revenue of $128.4 million in the second quarter of 2005 increased 33.5% from the same period a year ago, driven by the acquisition of MarketWatch, together with increased revenue in all electronic publishing business units.  Operating income of $29.4 million in the second quarter of 2005 increased 28.1% over last year primarily due to the acquisition of MarketWatch and organic growth at Consumer Electronic Publishing and Indexes.  Operating margin of 22.9% in the second quarter of 2005 was down slightly from the previous year’s 23.8%.  Terminal counts at Newswires were down 1.7% compared to last year.  Paid subscribers to The Wall Street Journal Online grew to 744,000 as of June 30, 2005, up 8.8% from the prior year period.

Ottaway Newspapers’ revenue of $90.3 million in the second quarter of 2005 increased 2.8% from the same period a year ago.  Operating income of $22.6 million was down 10.2% and operating margin was 25.0% versus 28.7% last year mainly due to higher newsprint prices and planned expenses related to a new Internet initiative and content management system.  Advertising linage decreased 0.1% in the second quarter (up 0.5% in June).

The Company ended the second quarter of 2005 with $517 million in debt compared to $616 million at the end of the first quarter 2005 and $215 million at the end of the second quarter of 2004.  The increase over prior year is due to the incurrence in January 2005 of an additional $439 million in debt to finance the Company’s acquisition of MarketWatch.

As previously announced, the Company will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of the Company’s Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-3140.   A replay of the conference call and the full text of the prepared remarks will be available on the Company’s Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated: including the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core advertising market-B2B advertising; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal's market segment focus beyond financial and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting and its planned growth initiatives; intense competition for ad revenues and readers the Company’s products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by young people; the Company's ability to successfully integrate the MarketWatch business into its existing business units, and to achieve production and operational efficiencies and synergies in doing so; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the uncertainties relating to the Company's guarantee to Cantor Fitzgerald Securities and Market Data Corporation; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures. This reconciliation is also available on the Investor Relations page of our web site (www.dowjones.com).

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)
	Quarters Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Reported results:
Revenues	$454,198	$437,790	$866,270	$839,411

Operating income	$38,896	$56,290	$55,865	$90,049

Net income	$861	$34,041	$9,041	$51,857

Effective tax rate*	96.0%	42.3%	74.5%	42.0%

Diluted EPS	$.01	$.41	$.11	$.63

Excluding items described in Note 2:
Operating income	$50,263	$56,290	$67,232	$87,288

Net income	$28,020	$34,019	$37,499	$52,158

Effective tax rate*	40.3%	40.9%	39.7%	40.1%

Diluted EPS	$.34	$.41	$.45	$.63

EPS percentage change	(17.1)%	51.9%	(28.6)%	61.5%

*The effective income tax rate is net of minority interests.

See notes to financial information on page 10.

Reconciliation of Third Quarter Earnings Outlook
	Quarters Ended September 30
	2005 Guidance	2004 Actual

Reported earnings per share	Low double digits cents	$.15
	per share range**
Adjusted to remove:
Contract guarantee	(.01)	(.02)
Certain income tax matters	-	.02
EPS before special items	Low double digits cents	$.15
	per share range**

**Based on special items currently anticipated.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Quarters Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenues:
Advertising	$249,876	$255,836	$467,620	$482,535
Information services	103,590	81,518	202,059	157,345
Circulation and other	100,732	100,436	196,591	199,531
Total revenues	454,198	437,790	866,270	839,411

Expenses:
News, production and technology	141,166	130,052	276,427	252,609
Selling, administrative and general	159,129	148,779	319,314	294,014
Newsprint	31,086	28,947	59,287	56,578
Print delivery costs	46,184	47,024	90,550	94,869
Depreciation and amortization	26,370	26,698	53,460	54,053
Restructuring charges (reversals)	11,367	-	11,367	(2,761)
Total operating expenses	415,302	381,500	810,405	749,362

Operating income	38,896	56,290	55,865	90,049

Other income (expense):
Investment income	190	165	485	256
Interest expense	(4,903)	(800)	(8,912)	(1,448)
Equity in earnings of associated companies	1,832	2,139	2,566	1,399
Gain on disposition of investments	22,862	3,260	22,862	3,260
Write-down of investments	(35,865)	-	(35,865)	-
Contract guarantee	(1,117)	(1,819)	(2,416)	(3,804)
Other, net	(486)	(499)	853	(1,265)

Income before income taxes and minority interests	21,409	58,736	35,438	88,447
Income taxes	20,548	25,004	26,397	37,485
Income before minority interests	861	33,732	9,041	50,962
Minority interests	-	309	-	895
Net income	$861	$34,041	$9,041	$51,857

Net income per share:
- Basic	$.01	$.42	$.11	$.63
- Diluted	.01	.41	.11	.63

Weighted-average shares outstanding:
- Basic	82,714	81,799	82,474	81,779
- Diluted	83,200	82,211	82,970	82,211

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

(dollars in thousands)	Quarters Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenues:
Print publishing	$235,485	$253,761	$452,216	$491,336
Electronic publishing	128,423	96,214	245,602	182,583
Community newspapers	90,290	87,815	168,452	165,492
Consolidated revenues	$454,198	$437,790	$866,270	$839,411

Percentage change in revenues excluding
newly-acquired operations	(1.1)%	7.6%	(2.2)%	8.3%

Operating income (loss):
Print publishing	$7,224	$17,289	$170	$21,913
Electronic publishing	29,385	22,947	50,848	41,460
Community newspapers	22,603	25,161	35,933	42,133
Corporate	(8,949)	(9,107)	(19,719)	(18,218)
Segment operating income	50,263	56,290	67,232	87,288

Restructuring (charges) reversals	(11,367)	-	(11,367)	2,761
Consolidated operating income	$38,896	$56,290	$55,865	$90,049

Operating margin:
Print publishing	3.1%	6.8%	-%	4.5%
Electronic publishing	22.9%	23.8%	20.7%	22.7%
Community newspapers	25.0%	28.7%	21.3%	25.5%
Segment operating margin	11.1%	12.9%	7.8%	10.4%

Depreciation and amortization (D&A):
Print publishing	$13,714	$16,866	$28,590	$34,542
Electronic publishing	9,538	6,950	18,775	13,610
Community newspapers	3,080	2,839	6,020	5,818
Corporate	38	43	75	83
Consolidated D&A	$26,370	$26,698	$53,460	$54,053

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Quarters Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Print publishing:
U.S. publications:
Advertising	$149,885	$165,535	$285,501	$316,717
Circulation and other	65,479	66,104	129,782	132,057
Total for U.S. publications	215,364	231,639	415,283	448,774

International publications:
Advertising	12,339	13,996	22,137	25,916
Circulation and other	7,782	8,126	14,796	16,646
Total for international publications	20,121	22,122	36,933	42,562

Total for print publishing	235,485	253,761	452,216	491,336

Electronic publishing:
Dow Jones Newswires:
North America	50,282	48,945	99,146	93,348
International	16,730	14,616	32,863	25,413
Total newswires	67,012	63,561	132,009	118,761

Consumer Electronic Publishing*	44,131	19,893	80,471	38,062
Dow Jones Indexes/Ventures	17,280	12,760	33,122	25,760

Total electronic publishing	128,423	96,214	245,602	182,583

Community newspapers:
Advertising	68,742	66,317	126,690	123,185
Circulation and other	21,548	21,498	41,762	42,307
Total community newspapers	90,290	87,815	168,452	165,492

Total segment revenues	$454,198	$437,790	$866,270	$839,411

* Includes WSJ.com, related vertical sites, licensing/business development, radio/audio, and the
January 2005 acquisition of MarketWatch, Inc.

See notes to financial information on page 10.

Dow Jones & Company, Inc.
Statistical Information
(Unaudited)

	Quarters Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Advertising volume increase/(decrease)*:

The Wall Street Journal:
General	(5.1)%	17.7%	(2.1)%	5.5%
Technology	(18.1)	(30.2)	(19.1)	(19.8)
Financial	(14.5)	5.3	(19.9)	24.5
Classified	5.6	10.5	3.7	9.2
Total	(6.3)	3.3	(7.1)	4.7

The Asian Wall Street Journal	(0.6)	5.0	(4.0)	6.3
The Wall Street Journal Europe	(3.4)	8.6	(12.0)	10.9
Barron’s	(8.3)	21.1	(10.6)	21.5

Ottaway Newspapers:
Daily	0.8	3.8	(0.3)	3.2
Non-daily	(3.9)	13.2	(5.2)	13.2
Total	(0.1)	5.5	(1.2)	4.9

The Wall Street Journal advertising as a
percentage of total Journal linage*:

General	43.1%	42.5%	41.6%	39.4%
Technology	14.2	16.3	14.6	16.8
Financial	16.0	17.6	17.3	20.0
Classified	26.7	23.6	26.5	23.8

Other statistics:			June 30
			2005	2004

Dow Jones Newswires terminals			286,000	291,000
WSJ.com subscribers			744,000	684,000
WSJ.com unique visitors/business day			170,000	143,000
Average monthly unique visitors to Dow Jones Online**			8,654,000	8,265,000
Average monthly page views to Dow Jones Online			276,132,000	n/a

* General and technology advertising for 2004 was reclassified to conform to the current year presentation.

** Average monthly unique visitors to Dow Jones Online is from NielsenNetRatings. The 2005 amount includes
WSJ.com, MarketWatch.com, BigCharts.com, Barron's Online, and the Journal's other vertical websites. The 2004 amount represents comparable unduplicated audience (i.e., unique visitors).

Dow Jones & Company, Inc.

Notes to Financial Information

1.  The Company’s calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s performance relative to prior periods and its competitors.

2.  The following table reconciles reported results to income adjusted for special items for the second quarter and the six months ended June 30, 2005 and 2004:

	Quarters Ended June 30
(in millions, except	2005			2004
per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported income	$38.9	$0.9	$.01	$56.3	$34.0	$.41
Adjusted to remove:
Included in operating income:
Restructuring charges (a)	(11.4)	(6.9)	(.08)
Included in non-operating income:
Contract guarantee (b)		(1.1)	(.01)		(1.8)	(.02)
Gain on disposition of
investments (c)		17.7	.21		1.8	.02
Write-down of investments (d)		(36.7)	(.44)
Adjusted income	$50.3	$28.0 *	$.34 *	$56.3	$34.0	$.41

	Six Months Ended June 30
(in millions, except	2005				2004
per share amounts)	Operating		Net	EPS	Operating		Net	EPS

Reported income	$55.9		$9.0	$.11	$90.0		$51.9	$.63
Adjusted to remove:
Included in operating income:
Restructuring charges (a)	(11.4)		(6.9)	(.08)	2.8		1.7	.02
Included in non-operating income:
Contract guarantee (b)			(2.4)	(.03)			(3.8)	(.04)
Gain on disposition of
investments (c)			17.7	.21			1.8	.02
Write-down of investments (d)			(36.7)	(.44)
Adjusted income	$67.2	*	$37.5 *	$.45	$87.3	*	$52.2	$.63

*The sum of the individual amounts does not equal total due to rounding.

Dow Jones & Company, Inc.

Notes to Financial Information

(a) Restructuring charges:

2005

In the second quarter of 2005, the Company recorded a restructuring charge of $11.4 million ($6.9 million, net of taxes) primarily reflecting employee severance related to a workforce reduction of about 120 full-time employees.  Most of the charge relates to the Company’s efforts to reposition its international print and online operations but also includes headcount reductions at other parts of the business.

2004

In the fourth quarter 2001, the Company recorded a charge of $32.2 million as a result of its decision to permanently re-deploy certain personnel and abandon four of seven floors that were leased at its World Financial Center headquarters.  This charge primarily reflected the Company’s rent obligation through May 2005 on this vacated space.

In the first quarter 2004, the Company renewed its lease at the World Financial Center, including extending the term of one of the floors that was previously abandoned.  The Company reoccupied this floor with personnel from another of its New York locations, whose lease term was expiring.  As a result, the Company reversed $2.8 million ($1.7 million, net of taxes) of the remaining lease obligation reserve for the previously abandoned floor at WFC.

Restructuring charges are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring charge in 2005 and the reversal of the lease obligation reserve in 2004 allocable by segment for the quarters and six months ended June 30, 2005 and 2004 were as follows:

(in thousands)	Quarters Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Print Publishing	$8,585	$-	$8,585	$(2,631)
Electronic Publishing	1,969	-	1,969	(125)
Corporate	813	-	813	(5)
Total	$11,367	$-	$11,367	$(2,761)

(b) Contract guarantee:

Under the terms of the Company's 1998 sale of Telerate to Bridge Information Systems (Bridge), the Company retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions.  Bridge agreed to indemnify the Company for any liability the Company incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate.  In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the Company established a reserve of $255 million representing the present value of the total estimated minimum annual payments of about $300 million from 2001 through October 2006, using a discount rate of 6%.  Bridge filed for bankruptcy in February 2001, but made payments for this data for the post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC.  The Company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee.

The Company has various substantial defenses to these claims and the litigation is proceeding.  The trial court in January 2003 denied motions by each of the parties that their own claims for relief be granted and that competing claims be dismissed.  Appeals from those decisions were not pursued, and discovery has concluded.  Dispositive motions have been fully briefed for the court.  The trial previously scheduled to begin in June 2005 has been adjourned and no new trial date has been set.

Dow Jones & Company, Inc.

Notes to Financial Information

The second quarter of 2005 and 2004 included charges related to the accretion of the discount on the reserve balance of $1.1 million ($.01 per diluted share) and $1.8 million ($.02 per diluted share), respectively.  These charges totaled $2.4 million ($.03 per diluted share) and $3.8 million ($.04 per diluted share) in the first half of 2005 and 2004, respectively.

(c) Gain on disposition of investments:

2005

In April 2005, the Company concluded the sale of its 39.9% minority interest in F.F. Soucy Inc., a Canadian newsprint mill, to its majority owner, Brant-Allen Industries, Inc.  The sale price of $40 million in cash generated approximately $38 million in after-tax proceeds, which were used to reduce the Company’s commercial paper borrowings.  The Company recorded an after-tax gain of $9.4 million ($.11 per diluted share) in the second quarter.

During the second quarter of 2005, the Company and the von Holtzbrinck Group completed its exchange of cross shareholdings.  In exchange for the Company’s 10% interest in Handelsblatt, the Company received the remaining minority shareholdings in The Wall Street Journal Europe, an 11.5% increase in its interest in a Czech Republic business periodical and $6 million in cash.  The Company recorded an after-tax gain of $8.3 million ($.10 per diluted share) in connection with the disposal of its interest in Handelsblatt.

2004

On April 2, 2004, simultaneous with the Company’s acquisition of the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (VWD), VWD sold its non-news assets to a third party, resulting in cash proceeds to the Company of $6.7 million.  The Company was a minority shareholder in VWD.

As a result of this sale, the Company recorded an after-tax gain of $1.8 million, or $.02 per diluted share, in the second quarter of 2004.

(d) Write-down of investments:

In July 2005, the Company and NBC Universal agreed to transfer the Company’s 50% interests in both CNBC Europe and CNBC Asia (collectively CNBC International), as well as its 25% interest in CNBC World, to NBC Universal as of December 31, 2005 for nominal consideration.  The transfer of the Company’s interest in CNBC Asia requires the mutually satisfactory resolution of certain structural matters prior to December 31, 2005.

Under the agreement, the Company will fund its CNBC International capital requirements for the remainder of 2005, up to approximately $6 million, and through 2006 the Company will continue to provide access to news resources and other services to CNBC International, nonexclusively.  There are no plans to alter the licensing relationship in the U.S. between the Company and CNBC.

As a result of this agreement, the Company recorded a charge of $36.7 million ($.44 per diluted share) in its second quarter of 2005, largely reflecting the write-down of its carrying value (approximately $.39 of the charge), with the remainder primarily reflecting the additional committed cash funding.

3. The Company made the following acquisitions during the first half of 2005 and 2004:

Acquisition of MarketWatch in 2005

On January 21, 2005, the Company completed its acquisition of MarketWatch, Inc. (MarketWatch) for a purchase price of approximately $538 million.  The purchase price consisted of cash tendered totaling $507.7 million to acquire the 28.2 million outstanding common shares of MarketWatch; the exchange of 1.2 million stock options valued at $25 million using the Black-Scholes option pricing model; and, direct third party transaction costs of approximately $5 million.  This acquisition was financed by $439 million of short-term commercial paper borrowings and cash, including cash received from MarketWatch of $74 million.  In February 2005, the Company refinanced $225 million of its commercial paper borrowings with three-year bonds bearing a fixed interest rate of 3.875%.

Dow Jones & Company, Inc.

Notes to Financial Information

Acquisition of remaining interest in VWD news operations in 2004

On April 2, 2004, the Company acquired the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (VWD), a German newswires business, for $12.1 million.  The acquired business consists of financial newswires and business newsletters, which have been combined into the Company’s Dow Jones Newswires business, under the brand name Dow Jones-VWD News.  The Company was a minority shareholder in VWD.

Acquisition of Alternative Investor in 2004

On March 19, 2004, the Company completed its acquisition of Alternative Investor from Wicks Business Information for $85 million plus net working capital.  The $85 million purchase price could be increased by $5 million, payable in 2008, based on the performance of the acquired business.  The acquisition was funded by the issuance of debt under the Company’s commercial paper program.

Alternative Investor is a provider of newsletters, databases and industry conferences for the venture-capital and private-equity markets, and has been combined into the Company’s Dow Jones Newswires business.

4.  The Company reports the results of its operations in three segments: print publishing, electronic publishing and community newspapers.  In addition, the Company reports certain administrative activities under the corporate segment.  Print publishing, which is largely comprised of the global editions of The Wall Street Journal, publishes business and financial content world-wide.  This content is published primarily in the U.S., Europe, Asia and Latin America editions of The Wall Street Journal as well as in Barron’s and on U.S. television through a licensing arrangement with CNBC.  Electronic publishing, which electronically distributes business and financial news and information, includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures.  Consumer Electronic Publishing includes the results of WSJ.com and its related vertical sites, MarketWatch and the Company’s licensing/business development and radio/audio businesses.  The community newspapers segment publishes 15 daily newspapers, 12 Sunday papers and more than 30 weekly newspapers and “shoppers” in nine states in the U.S.

5. Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Quarters Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Factiva
Revenues	$71,327	$66,637	$139,507	$130,171
Operating income	3,668	6,009	7,346	10,269
Depreciation and amortization	2,919	3,340	5,699	6,442

SmartMoney
Revenues	$13,798	$12,904	$26,556	$25,074
Operating income (loss)	124	(88)	25	(586)
Depreciation and amortization	125	211	249	422

CNBC International *
Revenues	$14,401	$11,629	$25,571	$20,486
Operating loss	(4,550)	(6,429)	(12,063)	(14,995)
Depreciation and amortization	642	785	1,315	1,741

* Includes the results of CNBC Europe and CNBC Asia. See also Note 2 regarding the write-down of the
Company’s investment in CNBC International.